Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-50539, 333-50543, 333-94563, 333-60302, 333-68212, 333-142620, 333-142623, and 333-144470 on Form S-8 and Registration Statement No. 333-123428 on Form S-3 of our report dated March 11, 2009, relating to the consolidated financial statements and financial statement schedule of Kforce Inc. and subsidiaries (“Kforce”), and the effectiveness of Kforce’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Kforce for the year ended December 31, 2008.

/s/ Deloitte & Touche LLP

Tampa, Florida
March 11, 2009